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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No.___)*
                                   -----------

                         Applied Voice Recognition, Inc.
    -------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03828N103
                  ---------------------------------------------
                                 (CUSIP Number)


                                 March 30, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:  [ ] Rule 13d-1(b)
                                                                                           [X] Rule 13d-1(c)
                                                                                           [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 03828N103                                          PAGE 2 OF 5 PAGES
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1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

   Entrepreneurial Investors, Ltd.
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                       (b) [_]
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3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Bahamas
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                           5   SOLE VOTING POWER
     NUMBER OF                 5,545,937
       SHARES              ----------------------------------------------------
   BENEFICIALLY            6   SHARED VOTING POWER
     OWNED BY                  -0-
        EACH               ---------------------------------------------------
     REPORTING             7   SOLE DISPOSITIVE POWER
       PERSON                  5,545,937
        WITH               ---------------------------------------------------
                           8   SHARED DISPOSITIVE POWER
                               -0-
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,545,937
 ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     14.1%
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     CO
------------------------------------------------------------------------------


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-------------------                                         -------------------
CUSIP NO. 03828N103                                          PAGE 3 OF 5 PAGES
-------------------                                         -------------------
Item 1.

           Item 1(a)   Name of Issuer:
                       Applied Voice Recognition, Inc., a Delaware corporation (the "Company")

           Item 1(b)   Address of Issuer's Principal Executive Offices:
                       4615 Post Oak Place, Suite 111, Houston, Texas 77027

Item 2.

           Item 2(a)   Name of Person Filing:
                       Entrepreneurial Investors, Ltd.

           Item 2(b) Address or principal business office or, if none, residence:
                       Citibank Building, Second floor, East Mall Drive, Freeport, Bahamas

           Item 2(c)   Citizenship:
                       Bahamas

           Item 2(d)   Title of class of securities:
                       Common Stock

           Item 2(e)   CUSIP No.:
                       03828N103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)  [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]





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CUSIP NO. 03828N103                                          PAGE 4 OF 5 PAGES
-------------------                                         -------------------
Item 4.   Ownership.

          Item 4(a)       Amount beneficially owned: 5,545,937

          Item 4(b)       Percent of class: 14.1%

          The calculation of the percentage of beneficial ownership of the Company's Common Stock is based upon 39,451,538 shares outstanding on March 30, 2000, as reported in the Company's most recent Annual Report on Form 10-KSB, filed March 30, 2000.

          Item 4(c)  Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote: 5,545,937

                     (ii)  Shared power to vote or to direct the vote:  -0-

                     (iii) Sole power to dispose or to direct the disposition
                           of: 5,545,937

                     (iv) Shared power to dispose or to direct the disposition of: -0-

Item 5.   Ownership of Five Percent or Less of a Class.

          If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of a Group.

          Not Applicable.

Item 10.  Certifications.

          Item 10(a)    Not Applicable.

          Item 10(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO. 03828N103                                          PAGE 5 OF 5 PAGES
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Signature

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this Filing is true, complete and correct.


                                             ENTREPRENEURIAL INVESTORS, LTD.


April 5, 2000                                By: /s/ Robert Cordes
                                                 ------------------------------
                                                 Robert Cordes, President



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